                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            Buffalo Wild Wings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  119848 10 9
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 119848 10 9                                      Page 2 of 8 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Kenneth H. Dahlberg
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
                                                                (a) [_]
                                                                (b) [_]
      *Joint Filing
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF
    SHARES                522,967 (includes 17,334 shares which may be purchased
 BENEFICIALLY             upon exercise of currently exercisable options).
   OWNED BY        -------------------------------------------------------------
     EACH            6.   SHARED VOTING POWER
  REPORTING
    PERSON                754,610 (includes 35,104 shares which may be purchased
     WITH                 upon exercise of currently exercisable warrants).
                   -------------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER

                          522,967 (includes 17,334 shares which may be purchased upon exercise of currently exercisable options).
                   -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          754,610 (includes 35,104 shares which may be purchased upon exercise of currently exercisable warrants).
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,277,577 (includes 52,438 shares which may be purchased upon exercise of currently exercisable options or warrants).
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 119848 10 9                                      Page 3 of 8 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Carefree Capital, Inc. (41-1922477)
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
                                                                (a) [_]
                                                                (b) [_]
      *Joint Filing
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Minnesota
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF
    SHARES                0
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY          6.   SHARED VOTING POWER
     EACH
  REPORTING               754,610 (includes 35,104 shares which may be purchased
    PERSON                upon exercise of currently exercisable warrants).
     WITH          -------------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER

                          0
                   -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          754,610 (includes 35,104 shares which may be purchased upon exercise of currently exercisable warrants).
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      754,610 (includes 35,104 shares which may be purchased upon exercise of currently exercisable warrants).
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 119848 10 9                                      Page 4 of 8 Pages
-------------------------                              -------------------------
--------------------------------------------------------------------------------
 1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Carefree Capital Partners, Limited Partnership (41-1955678)
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
                                                                (a) [_]
                                                                (b) [_]
      *Joint Filing
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Nevada
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF
    SHARES                0
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY          6.   SHARED VOTING POWER
     EACH
  REPORTING               719,506
    PERSON         -------------------------------------------------------------
     WITH            7.   SOLE DISPOSITIVE POWER

                          0
                   -------------------------------------------------------------
                     8.   Shared Dispositive Power

                          719,506
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      719,506
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)    Name of Issuer:

             Buffalo Wild Wings, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

             1600 Utica Avenue South
             Suite 700
             Minneapolis, MN 55416

Item 2(a)    Name of Person Filing:

             See Cover Pages, Item 1

Item 2(b)    Address of Principal Business Office or, if none, residence:

             1600 Utica Avenue South
             Suite 700
             Minneapolis, MN 55416

Item 2(c)    Citizenship:

             See Cover Pages, Item 4

Item 2(d)    Title of Class of Securities:

             Common Stock

Item 2(e)    CUSIP No.:

             See Cover Pages

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
             (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
             (d) [_] Investment company registered under Section 8 of the Investment Company Act.
             (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
             (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
             (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
             (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                               Page 5 of 8 Pages

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             (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
             (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4       Ownership

             See Cover Pages, Items 5 through 11

Item 5       Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6       Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

             Not applicable

Item 8       Identification and Classification of Members of the Group:

             Not applicable

Item 9       Notice of Dissolution of Group:

             Not applicable

Item 10      Certifications:

             Not applicable

Exhibits Joint Filing Agreement, dated January 30, 2004 among the Reporting Persons.

                               Page 6 of 8 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 2003.

Date: February 10, 2004

                                                /s/ Kenneth H. Dahlberg
                                               ---------------------------------
                                               Kenneth H. Dahlberg

                                               CAREFREE CAPITAL, INC.

                                               By: /s/ Paul R. Waldon
                                                  ------------------------------
                                                  Its: President and CEO
                                                      --------------------------

                                               CAREFREE CAPITAL PARTNERS,
                                                   LIMITED PARTNERSHIP

                                                   BY:  CAREFREE CAPITAL, INC.,
                                                          ITS GENERAL PARTNER

                                               By: /s/ Paul R. Waldon
                                                  ------------------------------
                                                  Its: President and CEO
                                                      --------------------------

                               Page 7 of 8 Pages

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 (k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Buffalo Wild Wings, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

     The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained herein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

     This Joint Filing Agreement may be executed in any number of counterparts, all which taken together shall constitute one and the same instrument.

     Date: January 30, 2004

                                                /s/ Kenneth H. Dahlberg
                                               ---------------------------------
                                               Kenneth H. Dahlberg

                                               CAREFREE CAPITAL, INC.

                                               By: /s/ Paul R. Waldon
                                                  ------------------------------
                                                  Its: President and CEO
                                                      --------------------------

                                               CAREFREE CAPITAL PARTNERS,
                                                   LIMITED PARTNERSHIP

                                                   BY:  CAREFREE CAPITAL, INC.,
                                                          ITS GENERAL PARTNER

                                               By: /s/ Paul R. Waldon
                                                  ------------------------------
                                                  Its: President and CEO
                                                      --------------------------

                               Page 8 of 8 Pages